EXHIBIT 99.1

Results of Annual and Special Meeting of Shareholders

Ottawa, Canada - (Market Wire) – June 29, 2011 – Industrial Minerals Inc. (“IDSM” or the “Company”) (OTCBB: IDSM) wishes to announce that at the Annual and Special Meeting of Shareholders held on June 29, 2011, a quorum consisting of more than 50% of the outstanding shares was present, and the following resolutions were passed by a substantial majority:

●	the election of Campbell Birge, Gregory Bowes and Douglas Perkins as Directors;
●	approval of the Company’s 2011 Stock Option Plan;
●	changing the Company’s name to ”Mindesta Inc”;
●	consolidating the Company’s stock on a 20:1 basis;
●	amending Item 7 of Article 1 of the Company’s bylaws to define quorum as “one third” of all outstanding shares;
●	amending Article III of the Company’s bylaws to define the Company’s executive positions as “President or CEO” and “Treasurer or CFO”;
●	appointing Meyers Norris Penny LLP as the Company’s auditors.

The name change and share consolidation are expected to be effective on or about July 19, 2011.

Gregory Bowes, CEO, stated that “we very much appreciate the support of shareholders who voted overwhelmingly in favor of these resolutions and have now positioned the Company to move on to the next stage in its development.”  He added that, “while the Board of Directors has not yet developing a mechanism whereby most of the 9,750,000 common shares of Northern owned by the Company would effectively be distributed to shareholders, I would like to assure shareholders that the Company will not enter into any new business ventures that would have the effect of diluting current shareholders until such time as this issue is addressed.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:  Gregory Bowes, CEO  (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as "could", "potential", "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

NO REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE CONTENTS OF THIS RELEASE.